EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

Lottery.com, Inc.

We consent to the inclusion by reference in the foregoing Form S-8 Registration Statement of Lottery.com, Inc. (the “Company”) of our report dated June 15, 2023 relating to our audit of the balance sheet as of December 31, 2022, and statements of operations, stockholders’ deficit and cash flows for the two year period ended December 31, 2022. Our report dated June 15, 2023, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Yusufali & Associates LLC
We have served as the Company’s auditor since 2022
Certified Public Accountants
October 10, 2023